Exhibit 99.1

Absci Reports Business Updates and Third Quarter 2026 Financial and Operating Results
ABS-201™ HEADLINE™ trial progressing on track; 13-week interim proof-of-concept data for pattern hair loss (PHL) anticipated next month
Announced preliminary details for Phase 2 STORYLINE™ trial of ABS-201 for endometriosis
Appointed former Galderma executive Gerry Muhle as Chief Commercial Officer
VANCOUVER, Wash. and NEW YORK, November 12, 2026 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today reported financial and operating results for the quarter ended September 30, 2026.
“As we approach our first look at proof-of-concept data for ABS-201 next month, followed by full data early next year, we are excited for the opportunity to potentially demonstrate our program's ability to stimulate hair regrowth in a convenient and durable way,” said Sean McClain, Founder and CEO. “As ABS-201 progresses through the clinic, we have begun building our commercial infrastructure to support this and potential future programs. In line with that strategy, we are thrilled to be welcoming Gerry Muhle to Absci as our Chief Commercial Officer, whose experience we believe will position ABS-201 and our expanding program pipeline for success.”
Recent Highlights
•Continuing to dose participants with pattern hair loss (PHL) in multiple ascending dose (MAD) portion of the HEADLINE trial. Absci anticipates reporting 13-week interim proof-of-concept data from this study in December 2026 and full 26-week proof-of-concept data in early 2027.
•Announced additional details for Absci's planned global, multi-center Phase 2 STORYLINE clinical trial evaluating ABS-201 for endometriosis. Absci anticipates initiation of this Phase 2 clinical trial in mid-2027.
•Appointed former Galderma executive Gerry Muhle as Chief Commercial Officer. Muhle brings over 25 years of experience across pharma, aesthetics, and consumer brands, and joins Absci as the company continues to build its commercial infrastructure to support its wholly-owned programs.
Prolactin (PRL) Program Portfolio

Exhibit 99.1
•ABS-201 for Pattern Hair Loss: ABS-201, currently undergoing Phase 1/2a studies, is being developed for pattern hair loss (PHL). Absci believes that ABS-201, if successfully developed and approved, could provide a significant new category of PHL treatment that offers the potential for durable hair growth with a convenient administration profile. In June, Absci announced positive interim Phase 1 data from the HEADLINE trial, demonstrating that the study medication appears well tolerated, with favorable safety data across all blinded single ascending dose (SAD) cohorts. Additionally, the estimated half-life of at least 65 days supports the potential for ABS-201's targeted dosing interval of two or three injections over a six-month period. Absci anticipates reporting 13-week interim proof-of-concept data in December 2026 and full 26-week proof-of-concept data in early 2027.
•ABS-201 for Endometriosis: Endometriosis is a condition that impacts a large, underserved patient population with significant unmet medical need and poor standard of care. Endometriosis is prevalent in up to 10% of women worldwide, including an estimated 9 million women in the U.S., and there is currently no FDA-approved disease-modifying therapy. ABS-201 for endometriosis represents a novel non-sex steroid hormone mechanism, with potential to be disease-modifying, act on both pain and lesion growth, and offer an improved safety profile. With the safety, tolerability, and PK data being generated for ABS-201 in the company’s ongoing HEADLINE trial, Absci anticipates initiation of the Phase 2 STORYLINE trial for endometriosis in mid-2027. The planned Phase 2, double-blind, randomized, placebo-controlled trial would assess efficacy and safety in participants with surgically-diagnosed endometriosis and moderate to severe endometriosis-associated pain (EAP) after a run-in period. Efficacy endpoints would include reductions in dysmenorrhea and non-menstrual pelvic pain as reported via patient-reported measures. For this trial, Absci anticipates recruiting approximately 150 patients from approximately 10 or more countries, subject to protocol finalization and regulatory clearance. Absci is designing STORYLINE as a dose-ranging trial, anticipating testing two or three dose levels that will be confirmed following review of HEADLINE data.
•ABS-202 for Undisclosed I&I Indication: ABS-202 is an anti-PRLR antibody in preclinical development for an undisclosed I&I indication.
Other Internal Pipeline Programs and Partnerships
Absci continues to advance its ongoing drug creation partnered programs, as well as partnering discussions for other internal programs at various stages of preclinical and clinical development.
Recent Publications, Presentations, and Abstracts
Accepted Presentations and Abstracts

Exhibit 99.1
•Third Barcelona Hair Meeting 2026: “ABS-201-Mediated Prolactin Receptor Inhibition Promotes Hair Growth in Androgen-Sensitive Male Scalp Skin by Prolonging Anagen, Stimulating Hair Shaft Production, and Activating Stem Cells”
•American Society for Reproductive Medicine (ASRM) 2026: “Prolactin Receptor Blockade With Anti-Prolactin Receptor Antibody (Anti-PRLR Ab) Relieves Pain and Inflammation in a Homologous Transplant Mouse Model of Endometriosis”
•New Frontiers in Cosmetic Medicine & Medical Dermatology Symposium 2026: “FDA Studies on Hair Growth: Extended Release Minoxidil and Prolactin Receptor Inhibition”
Third Quarter 2026 Financial Results
Revenue was $0.3 million for the three months ended September 30, 2026, compared to $0.4 million for the three months ended September 30, 2025.
Research and development expenses were $23.6 million for the three months ended September 30, 2026, compared to $19.2 million for the three months ended September 30, 2025. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external nonclinical and clinical development of ABS-201, offset by a decrease in personnel-related costs.
Selling, general, and administrative expenses were $9.0 million for the three months ended September 30, 2026, compared to $8.4 million for the three months ended September 30, 2025. This increase was primarily due to stock-based compensation.
Net loss was $33.3 million for the three months ended September 30, 2026, compared to $28.7 million for the three months ended September 30, 2025.
Cash, cash equivalents, and marketable securities as of September 30, 2026 were $173.7 million, compared to $201.1 million as of June 30, 2026.
Based on the company's current projections, Absci believes its cash, cash equivalents, and marketable securities will be sufficient to fund its operating plans into the second half of 2028.
Webcast Information
Absci will host a conference call to discuss its third quarter 2026 business updates and financial and operating results on Thursday, November 12, 2026 at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a

Exhibit 99.1
synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201™, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with AI Research Labs in New York City and Serbia, and an Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements include forward-looking statements regarding ABS-201 and our other pipeline programs, including: the conduct and timing of our Phase 1/2a HEADLINE™ trial of ABS-201 in pattern hair loss, with interim proof-of-concept data expected in the fourth quarter of 2026 and full proof-of-concept data in early 2027; potential advancement of ABS-201 to Phase 3 development, including an expedited path directly from Phase 1/2a; a planned Phase 2 trial of ABS-201 in endometriosis beginning in 2027; the anticipated product profile and target product profile of ABS-201; planned engagement with the FDA regarding development strategy; the market opportunity and commercial prospects for ABS-201; and the capabilities and anticipated benefits of our ATLAS platform and other platform technologies. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in Absci Corporation’s most recent annual report on Form 10-K and in any other subsequent filings made by Absci Corporation with the U.S. Securities and Exchange Commission. Additional information regarding the risks and uncertainties that could affect our forward-looking statements is set forth in our most recent Annual Report on Form 10-K and subsequent documents and reports filed by Absci from time to time with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Exhibit 99.1
Investor Contact:
Alexander D.H. Khan
Corporate Vice President
Head of Investor Relations
investors@absci.com

Media Contact:
press@absci.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except for share and per share data)	2026	2025	2026	2025
Revenues
Partner program revenue	$304	$378	$837	$2,150
Operating expenses
Research and development	23,572	19,249	65,463	56,071
Selling, general and administrative	9,038	8,441	27,260	26,441
Depreciation and amortization	2,688	2,842	8,112	8,914
Total operating expenses	35,298	30,532	100,835	91,426
Operating loss	(34,994)	(30,154)	(99,998)	(89,276)
Other income (expense)
Interest expense	(2)	(45)	(22)	(180)
Other income, net	1,714	1,597	3,987	4,066
Total other income, net	1,712	1,552	3,965	3,886
Loss before income taxes	(33,282)	(28,602)	(96,033)	(85,390)
Income tax expense	(18)	(104)	(76)	(231)
Net loss	$(33,300)	$(28,706)	$(96,109)	$(85,621)

Net loss per share: Basic and diluted	$(0.19)	$(0.20)	$(0.60)	$(0.65)

Weighted-average common shares outstanding: Basic and diluted	171,799,223	143,769,552	160,804,654	132,114,850

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except for share and per share data)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$13,359	$20,025
Marketable securities	160,370	124,267
Prepaid expenses and other current assets	8,164	5,281
Total current assets	181,893	149,573
Operating lease right-of-use assets	2,146	2,914
Property and equipment, net	14,759	20,860
Intangibles, net	39,334	41,514
Restricted cash, long-term	1,059	1,053
Other long-term assets	383	383
TOTAL ASSETS	$239,574	$216,297
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,625	$19,348
Long-term debt	61	873
Operating lease obligations	2,085	1,805
Deferred revenue	1,090	739
Total current liabilities	18,861	22,765
Operating lease obligations, net of current portion	1,142	2,624
Deferred revenue, long-term	—	436
Other long-term liabilities	894	1,023
TOTAL LIABILITIES	20,897	26,848

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	17	15
Additional paid-in capital	940,068	813,627
Accumulated deficit	(720,893)	(624,784)
Accumulated other comprehensive income (loss)	(515)	591
TOTAL STOCKHOLDERS' EQUITY	218,677	189,449
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$239,574	$216,297